Exhibit 99
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For Immediate Release
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    Greg Manning Auctions Acquires Bowers and Merena, Kingswood Coin Auction
                       and Superior Sports Auction Assets
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Three Auction Companies Projected to Add $30 Million in Sales to GMAI in Fiscal
2005

West Caldwell, New Jersey, February 19, 2004 - Greg Manning Auctions, Inc. (Nasdaq: GMAI) has acquired the business assets of Bowers and Merena Galleries, Kingswood Coin Auctions and Superior Sports Auctions from Collectors Universe, Inc. (Nasdaq: CLCT). The total purchase price paid by GMAI for the combined assets was $2.5 million.

The three auction houses and retail coin galleries are projected to add $30 million in aggregate sales to GMAI's fiscal year 2005. The acquisition was an all-cash transaction and will be financed internally.

Spectrum Numismatics International, GMAI's wholly owned subsidiary, will administer the new companies through GMAI's coin division, headed by Spectrum President Greg Roberts.

Mr. Roberts commented, "These acquisitions represent a major step forward in the ongoing growth of our company. Bowers and Merena is recognized as a worldwide leader in the U.S. coin auction field, while Kingswood Coin Auctions features important auctions of mid-range U.S. coins up to six figures in value using the Internet as a platform. Superior Sports Auction, which conducts four major auctions per year of high-end sports cards, is also considered one of the leading auction houses in its field.

Mr. Roberts continued, "In addition, I am pleased to announce that auction veteran Stephen Deeds has been appointed President of Bowers and Merena Auctions and will lead our California and Louisiana offices. Mr. Deeds, whose numismatic career spans four decades, previously directed numismatic auctions for Superior Galleries in Beverly Hills, California. With Steve on board and the current Bowers and Merena staff in place, we will build on the momentum Bowers and Merena created with it's the American Numismatic Association's annual auction last August, which realized over $11 million in sales, and our upcoming auction March 11-13, which is expected to sell in excess of $4 million at the Baltimore Coin and Currency Show.

"The synergy between our existing rare coin businesses in both wholesale and retail, as well as our Teletrade auctions, will add value to all of the companies by offering new clients, expanded customer service and new sales venues. We have added, in my opinion, the best possible high-end auction house in America to complete our ability to offer consignors multiple sales options for coins valued in the hundreds of dollars to the millions of dollars each."

Greg Manning, First Vice Chairman, CEO and President of GMAI, added, "This is a perfect time for GMAI to add to our core competencies. We believe these acquisitions will add significant aggregate sales and revenue to fiscal 2005. We will continue to evaluate additional opportunities that are complementary to our company's growth strategy in the collectibles field both through auctions and other venues."

Bowers and Merena sold four of the five most valuable U.S. coin collections ever formed, including the Louis Eliasberg ($45 million), Harry Bass ($38 million), John Works Garrett ($25 million) and Ambassador and Mrs. R. Henry Norweb ($20 million) collections. In addition, of the 17 highest prices realized for a rare coin at public auction, Bowers and Merena holds nine of them, including $4.1 million for an 1804 silver dollar sold in 1999. In addition to their coin auctions, Bowers and Merena includes a retail gallery that offers U.S. coins to several thousand clients via in-house publications and the Internet.

The acquisition from Collectors Universe also gives GMAI the rights to all previous Bowers and Merena publications, as well as its extensive numismatic library, which includes several thousand books and periodicals.

About Greg Manning Auctions, Inc.
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Greg Manning Auctions, Inc. (GMAI) is a global collectibles merchant and auction house network, with operations in North America, Europe, Asia (in conjunction with PhilaChina Limited), and on the Internet. This network was made possible in September 2003 when GMAI and AUCTENTIA effectively integrated their auction businesses, creating a GMAI-AUCTENTIA global collectibles auction network. In North America, GMAI is a leading traditional and electronic - Internet, interactive telephone, and Internet and live simulcast - auctioneer and merchant/dealer of collectibles. Coins, stamps, sports cards, and affordable fine art are offered at http://www.gregmanning.com and http://www.teletrade.com. In Europe, the companies affiliated with the network, formerly owned by AUCTENTIA or in which AUCTENTIA held a participation, are several of the leading auction houses: Auctentia Subastas, S.L. of Madrid, Spain; Corinphila Auktionen AG (65%) of Zurich, Switzerland; and the Kohler group of auction companies of Berlin and Wiesbaden, Germany.

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that may cause such differences include changes in market conditions, changes in economic environment, competitive factors and the other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission.

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